Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces First Quarter 2021 Financial Results
and Updated Full Year 2021 Sales Guidance

San Diego, May 5, 2021 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended March 31, 2021 and updated its sales guidance for the year ending December 31, 2021.

First Quarter 2021 Highlights

In comparing the first quarter of 2021 to the same period of 2020:
•Worldwide pump shipments increased 46 percent to 25,352 pumps from 17,378 pumps
•Sales increased 44 percent to $141.0 million from $97.9 million
•Gross margin improved to 52 percent of sales from 51 percent
•Operating margin improved to negative 2 percent of sales from negative 14 percent of sales

“This year is off to an incredible start. We achieved record first quarter sales, our international pump shipments more than doubled compared to last year, and we now have more than 20 million days of real-world Control-IQ technology use logged in our cloud infrastructure,” said John Sheridan, president and chief executive officer. “We believe the high interest in our t:slim X2 insulin pump, our expanding international sales efforts, and our robust product pipeline will continue to drive our positive momentum in 2021 and beyond.”

First Quarter 2021 Financial Results

Domestic pump shipments increased 26 percent to 16,644 pumps in the first quarter of 2021 from 13,158 pumps in the same period of 2020. Domestic sales were $103.3 million, an increase of 30 percent compared to $79.5 million in the first quarter of 2020. International pump shipments increased 106 percent to 8,708 pumps in the first quarter of 2021 from 4,220 pumps in the same period of 2020. International sales were $37.7 million, an increase of 105 percent compared to $18.4 million in the first quarter of 2020.

Gross profit for the first quarter of 2021 increased 46 percent to $73.3 million, compared to $50.3 million for the same period of 2020. Gross margin increased to 52 percent in the first quarter of 2021 from 51 percent in the same period of 2020.

Exhibit 99.1
For the first quarter of 2021, operating expenses totaled $76.5 million, compared to $63.8 million for the same period of 2020. Operating loss totaled $3.2 million, compared to $13.6 million for the same period of 2020. Operating margin for the first quarter of 2021 was negative 2 percent of sales compared to negative 14 percent for the same period of 2020. For the first quarter of 2021, Adjusted EBITDA(1) was $13.2 million, or 9 percent of sales, compared to $4.1 million, or 4 percent of sales, for the same period of 2020.

Net loss for the first quarter of 2021 was $5.0 million, which included a $0.7 million non-cash charge for the change in fair value of certain outstanding warrants and $1.5 million of interest expense related to the Company’s convertible debt. This is compared to a net loss of $14.9 million for the first quarter of 2020, which included a $1.9 million non-cash charge for the change in fair value of certain warrants outstanding at that time.

Cash Balance and Liquidity

As of March 31, 2021, the Company had $513.4 million in cash, cash equivalents and short-term investments. This represents a $28.5 million increase in the first quarter of 2021.

2021 Annual Guidance Update

For the year ending December 31, 2021, the Company is updating its financial guidance as follows:
•Sales are estimated to be in the range of $625 million to $640 million, which represents an annual sales growth of 25 percent to 28 percent compared to 2020. The Company’s prior sales guidance for 2021 was estimated to be in the range of $600 million to $615 million.
◦Includes international sales of approximately $125 million to $130 million, which represents an annual sales growth of 50 percent to 56 percent compared to 2020. The Company’s prior international sales guidance for 2021 was estimated to be in the range of $105 million to $110 million.
•Gross margin is estimated to be approximately 55 percent
•Adjusted EBITDA(1) is estimated to be 14 percent to 15 percent of sales
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $80 million, which include:
◦Approximately $65 million in non-cash, stock-based compensation expense
◦Approximately $15 million of depreciation and amortization

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Exhibit 99.1
Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for at least 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “8046918.”

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care, Inc., t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results, and the factors impacting the Company’s business momentum. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$513,437	$484,936
Accounts receivable, net	73,673	82,195
Inventories	66,816	63,721
Other current assets	7,770	6,383
Total current assets	661,696	637,235

Property and equipment, net	50,445	50,022
Operating lease right-of-use assets	33,273	19,773
Other long-term assets	8,859	9,385
Total assets	$754,273	$716,415
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$65,953	$56,747
Deferred revenue	6,670	6,082
Common stock warrants	2,517	14,261
Operating lease liabilities	9,446	9,421
Other current liabilities	18,824	17,341
Total current liabilities	103,410	103,852

Convertible senior notes, net - long-term	280,168	202,984
Operating lease liabilities - long-term	29,011	15,914
Other long-term liabilities	28,270	27,360
Total liabilities	440,859	350,110

Total stockholders’ equity	313,414	366,305
Total liabilities and stockholders’ equity	$754,273	$716,415

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Sales	$141,037	$97,926
Cost of sales	67,750	47,665
Gross profit	73,287	50,261
Operating expenses:
Selling, general and administrative	58,563	49,717
Research and development	17,961	14,117
Total operating expenses	76,524	63,834
Operating loss	(3,237)	(13,573)
Total other expense, net	(1,924)	(1,196)
Loss before income taxes	(5,161)	(14,769)
Income tax expense (benefit)	(117)	98
Net loss	$(5,044)	$(14,867)

Net loss per share, basic and diluted	$(0.08)	$(0.25)
Weighted average shares used to compute basic and diluted net loss per share	62,448	59,740

Exhibit 99.1
Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended March 31,
	2021	2020
GAAP net loss	$(5,044)	$(14,867)
Income tax expense (benefit)	(117)	98
Interest income and other, net	(272)	(726)
Interest expense	1,506	—
Depreciation and amortization	3,485	1,830
EBITDA	(442)	(13,665)
Change in fair value of common stock warrants	690	1,922
Stock-based compensation expense	12,947	15,865
Adjusted EBITDA	$13,195	$4,122